Exhibit 10.2

AMENDMENT NO. 1 TO LETTER OF CREDIT AGREEMENT AND SUBSIDIARY GUARANTY AGREEMENT
This Amendment No. 1 to Letter of Credit Agreement and Subsidiary Guaranty Agreement (this “Agreement”) dated as of November 3, 2014 is made by and among NUSTAR LOGISTICS, L.P., a Delaware limited partnership (the “Borrower”), NUSTAR ENERGY L.P. (the “MLP”), THE BANK OF NOVA SCOTIA, as issuing bank (in such capacity, the “Issuing Bank”) and as administrative agent for the Lenders (as defined in the Letter of Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto.
W I T N E S S E T H:
WHEREAS, the Borrower, the MLP, the Issuing Bank, the Administrative Agent and the Lenders have entered into that certain Letter Credit Agreement dated as of June 5, 2013 (as hereby amended and as may be hereafter further amended, modified, supplemented, restated, or amended and restated from time to time, the “Credit Agreement”; capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available certain letters of credit to the Borrower;
WHEREAS, the Guarantors (as defined in the Subsidiary Guaranty (as defined herein)) entered into that certain Subsidiary Guaranty Agreement dated as of June 5, 2013 in favor of The Bank of Nova Scotia, as Administrative Agent in connection with the Credit Agreement (the “Subsidiary Guaranty”); and
WHEREAS, the Borrower and the MLP have advised the Issuing Bank, the Administrative Agent and the Lenders that they desire to amend certain provisions of the Credit Agreement and the Subsidiary Guaranty as set forth below and the terms and conditions contained in this Agreement;
NOW, THEREFORE, in consideration of the promises set forth herein and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)	Section 1.01 of the Credit Agreement is amended by adding the following definitions in their proper alphabetical order:

(i)
“Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to the MLP, the Borrower or any of their respective Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.”

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(ii)	“Covered Material Indebtedness means Indebtedness of the MLP or any Subsidiary of the MLP in an aggregate principal amount exceeding $200,000,000.”

(iii)	“LIBO Rate means the applicable LIBO Screen Rate; provided that if any LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(iv)
“LIBO Screen Rate means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to the relevant calculation period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion as of the time of such calculation.”

(v)
“Sanctioned Country means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).”

(vi)
“Sanctioned Person means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.”

(vii)
“Sanctions means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.”

(viii)	“Securitization Entity means any Person engaged solely in the business of effecting Securitization Transactions and related activities.”

(ix)	“Securitization Obligations has the meaning given such term in the definition of Securitization Transaction.”

(x)
“Securitization Transaction means any transaction in which the Borrower or a Restricted Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction (“Securitization Obligations”) shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.”

(b)
Section 1.01 of the Credit Agreement is amended by deleting the definitions “Asphalt Business Disposition”, “NPOP Indenture”, “NPOP Notes” and “UK Credit Agreement” in their entirety and all references thereto in the Credit Agreement.

(c)
Section 1.01 of the Credit Agreement is amended by deleting the definitions for “Business Day”, “Consolidated Debt”, “Federal Funds Effective Rate”, “Indebtedness”, “Note Indentures”, “NuStar Logistics Indenture”, and “Revolving Credit Agreement” in their entirety and substituting in lieu thereof the following:

(i)
“Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with any amount bearing interest at the Alternate Base Rate at a time when such rate is calculated by reference to the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.”

(ii)
“Consolidated Debt means, for any day, all Indebtedness of the MLP and its Restricted Subsidiaries (excluding (a) the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization and (b) the Excluded Go-Zone Bond Proceeds in an aggregate amount not to exceed $350,000,000), on a consolidated basis, as of such day.”

(iii)
“Federal Funds Effective Rate means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”

(iv)
“Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, and (l) all Securitization Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.”

(v)	“Note Indenture means the NuStar Logistics Indenture.”

(vi)
“NuStar Logistics Indenture means that certain Indenture dated as of July 15, 2002 among the MLP, the Borrower and Wells Fargo Bank, National Association (the “NuStar Logistics Trustee”), as amended and supplemented by a First Supplemental Indenture thereto dated as of July 15, 2002, a Second Supplemental Indenture thereto dated as of March 18, 2003, a Third Supplemental Indenture dated as of July 1, 2005, a Fourth Supplemental Indenture thereto dated as of April 4, 2008, a Fifth Supplemental Indenture thereto dated as of August 12, 2010, a Sixth Supplemental Indenture thereto dated as of February 2, 2012, and a Seventh Supplemental Indenture thereto dated as of August 19, 2013, by and among the Borrower, the MLP as guarantor, NPOP, as affiliate guarantor and the NuStar Logistics Trustee.”

(vii)
“Revolving Credit Agreement means that certain Amended and Restated 5-Year Revolving Credit Agreement dated as of October 29, 2014 among the Borrower, the MLP, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, supplemented or restated.”

(d)	Section 2.01(a)(i) of the Credit Agreement is hereby amended by adding the following to the end thereof:
“Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Amendment.”

(e)	The Credit Agreement is hereby amended by adding the following new Section 3.13 at the end of Section 3.12:
“Section 3.13     Anti-Corruption Laws and Sanctions. Each of the MLP and the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the MLP, the Borrower, and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the MLP, the Borrower, their respective Subsidiaries and their respective officers and employees and to the knowledge of each of the MLP and the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the MLP, the Borrower, any of their respective Subsidiaries or to the knowledge of each of the MLP, the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each of the MLP and the Borrower, any agent of the MLP or the Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.”

(f)	Section 5.07 of the Credit Agreement is amended by adding the following sentence at the end of such Section:
“Each of the MLP and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the MLP and the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(g)	Section 5.08 of the Credit Agreement is amended by adding the following sentence at the end of such Section:
“The Borrower shall not request any Letter of Credit, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or in any other manner that would result in a violation of any Anti-Corruption Laws by any party hereto, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

(h)	Section 5.11 of the Credit Agreement is amended by deleting such Section in its entirety and substituting in lieu thereof the following:
“Section 5.11 Subsidiary Guaranty. It will cause each of its Subsidiaries that guarantees any Covered Material Indebtedness of the MLP or any Subsidiary of the MLP (including, without limitation, any debt issued pursuant to the Note Indenture), to guarantee the Borrower Obligations, by executing and delivering to the Administrative Agent, for the benefit of the Lenders, on or prior to the Effective Date with respect to any Subsidiary that guarantees any such Covered Material Indebtedness as of the Effective Date, and thereafter, within five (5) Business Days after any Subsidiary guarantees any such Covered Material Indebtedness, (a) a Subsidiary Guaranty (or a supplement thereto as may be requested by the Administrative Agent) and (b) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. For the avoidance of doubt, if at any time any Subsidiary referenced above does not guarantee any obligations of the MLP or any of its Subsidiaries under any Covered Material Indebtedness (including the Note Indenture) or any such Subsidiary is to be released from such guarantee of such Covered Material Indebtedness immediately following such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall be released from the Subsidiary Guaranty in accordance with Section 6.15 of the Subsidiary Guaranty; provided that if such Subsidiary is not released from such guarantee of such Covered Material Indebtedness within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.”

(i)	Section 6.01 of the Credit Agreement is amended by:

(i)	deleting in its entirety clause (c) thereof and substituting in lieu thereof the following:
“(c)    Securitization Obligations in respect of Securitization Transactions in an aggregate amount not to exceed $300,000,000 at any one time outstanding;”

(ii)	deleting in its entirety clause (f) thereof and substituting in lieu thereof the phrase “[Reserved]”.

(iii)	deleting in its entirety the last paragraph thereof in its entirety and replacing it with the following:
“Notwithstanding the foregoing or anything to the contrary contained herein, the MLP and the Borrower will not permit the aggregate principal amount of Indebtedness of all Restricted Subsidiaries (other than Indebtedness of the Borrower) at any time to exceed 10% of Consolidated Net Tangible Assets.”

(j)	Section 6.02 of the Credit Agreement is amended by deleting the phrase “clause (f) of Section 6.01,” and substituting in lieu thereof the following:
“clause (h) of Section 6.01,”

(k)	Section 6.02 of the Credit Agreement is amended by deleting clause (e) thereof and substituting in lieu thereof the following:
“(e)    other Liens securing Indebtedness (including Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.01(c)) in an amount that does not at anytime exceed 15% of Consolidated Net Worth; and”

(l)	Section 6.04 of the Credit Agreement is amended by deleting clause (e) thereof and substituting in lieu thereof the following:
“(e) the Borrower’s interest in ST Linden Terminal, LLC;”

(m)	Section 6.08 of the Credit Agreement is amended by deleting such Section in its entirety and substituting in lieu thereof the following:
“Section 6.08    Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the MLP or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any Hybrid Equity Securities that by their terms are expressly subordinated in right of payment to any MLP Obligations during any period in which the issuer thereof has elected to defer interest thereon in accordance with the terms of such Hybrid Equity Securities, provided that in no event shall any such agreement or arrangement prohibit or restrict or impose any condition upon the ability of (A) any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests directly owned by the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries, (B) any Restricted Subsidiary to make or repay loans or advances to the MLP, the Borrower or any of their respective Wholly-Owned Subsidiaries or (C) the Borrower or any Guarantor from making any payments of principal, interest or other amounts owing hereunder or under any other Loan Document (including the MLP Obligations) or guaranteeing any of the MLP Obligations, (iii) the foregoing shall not apply to restrictions and conditions (x) existing on the date of this Agreement identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition so as to cause such restriction or condition to be more restrictive than the restriction or condition in existence on the date of this Agreement) or (y) arising or agreed to after the date of this Agreement; provided that such restrictions or conditions arising or agreed to after the date of this Agreement are not more restrictive than the restrictions and conditions existing on the date of this Agreement, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vii) clause (a) of the foregoing shall not apply to any prohibitions or restrictions on the Borrower, any Restricted Subsidiary or any Securitization Entity pursuant to a Securitization Transaction permitted hereunder.

(n)	Section 6.11 of the Credit Agreement is amended by deleting such Section in its entirety and substituting in lieu thereof the following:
“Section 6.11 Financial Condition Covenant. The MLP will not permit as of the last day of any fiscal quarter (each a “Calculation Date”) its Consolidated Debt Coverage Ratio to be in excess of 5.00 to 1.00 (the “Standard Ratio”) for any Rolling Period; provided that if at any time the MLP or any of its Restricted Subsidiaries has consummated one or more acquisitions within the two most recently completed fiscal quarters prior to such Calculation Date for which the MLP or any of its Restricted Subsidiaries has paid aggregate net consideration of at least $50,000,000, then, for the two Rolling Periods the last day of which immediately follow the date on which such acquisition is consummated, the numerator of the maximum Consolidated Debt Coverage Ratio otherwise permitted above shall be increased by 0.5; thereafter, compliance shall be determined by reverting back to the Standard Ratio; provided further that, notwithstanding the foregoing, or anything to the contrary contained in this Section 6.11, in no event shall the MLP permit at any time its Consolidated Debt Coverage Ratio to exceed 5.50 to 1.00 for any Rolling Period.”

(o)
Section 10.01 of the Credit Agreement is amended by deleting the phrase “Executive Vice President, Chief Financial Officer and Treasurer (Telecopy No. (210) 918-5055)” in clause (a)(i) and substituting in lieu thereof the following:

“Executive Vice President and Chief Financial Officer, Telecopy No. 210-918-5596”

(p)	Section 10.02 of the Credit Agreement is amended by deleting the penultimate sentence of Section 10.02(b) and substituting in lieu thereof the following:
“In the event that (i) the Revolving Credit Agreement is amended, supplemented or otherwise modified or (ii) a consent or waiver with respect to the Revolving Credit Agreement is entered into, in each case with respect to the affirmative covenants, the negative covenants and the definitions related thereto (each, a “Revolver Modification”), this Agreement will be deemed automatically amended to conform to the applicable changes to such affirmative covenants, negative covenants and related definitions made by such Revolver Modification (the “Deemed Changes”), so long as all the Lenders are party to the Revolving Credit Agreement at the time such Revolver Modification becomes effective. In addition, no later than three Business Days after the effectiveness of a Revolver Modification, upon the request of either the Administrative Agent or the Borrower to make changes similar to those made by the Revolver Modification which are applicable to this Agreement but are not Deemed Changes (the “Requested Changes”), the Administrative Agent, the Issuing Bank and the Lenders shall enter into a substantially similar instrument with the Borrower and the MLP with respect to such Requested Changes.”

(q)	Section 10.09(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    The Borrower and the MLP each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.”

(r)	Clauses (a) and (b) of Section 10.12 of the Credit Agreement are hereby deleted in its entirety and replaced with the following:
“(a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any self-regulatory authority or Governmental Authority (including any self-regulatory authority, ratings agency, cusip bureau or credit insurer),”.

(s)	Schedules 3.12, 6.01 and 6.08 of the Credit Agreement are deleted in their entirety and the Schedules set forth in Exhibit A to this Agreement are substituted in lieu thereof.

2.
Amendment to the Subsidiary Guaranty. Subject to the terms and conditions set forth herein, the Subsidiary Guaranty is hereby amended by deleting Section 6.15 thereof in its entirety and substituting in lieu thereof the following:

“6.15    Release of Guarantors. At the request and sole expense of the Borrower and the MLP: any Subsidiary of the MLP that is a Guarantor shall be released from its obligations hereunder in the event that (a) all of the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Reimbursement Agreement or (b) such Subsidiary does not guarantee any obligations of the MLP or any of its Subsidiaries under any Covered Material Indebtedness (including the Note Indentures), or any such Subsidiary is to be released from such guarantee of such Covered Material Indebtedness immediately following such Subsidiary’s release from its obligations hereunder, provided that the Borrower and the MLP shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request of a Responsible Officer of each of the Borrower and the MLP for release identifying the relevant Guarantor and the terms of the sale or other disposition or release from such guaranty, as the case may be, in reasonable detail, together with a certification by the Borrower and the MLP that such transaction is in compliance with the Reimbursement Agreement and the other Loan Documents and that at the time of such release, after giving effect to any other Subsidiary of the MLP becoming a party hereto, the Borrower and the MLP are in compliance with Section 5.11 of the Reimbursement Agreement and no Event of Default exists or would exist as a result of such release; provided further that if such Subsidiary is not released from such guarantee of such Covered Material Indebtedness within five (5) days of such Subsidiary’s release from the Subsidiary Guaranty, then such Subsidiary shall immediately become a party to the Subsidiary Guaranty.

3.
Effectiveness; Conditions Precedent. The effectiveness of this Agreement and the amendments to the Credit Agreement herein provided are subject to the satisfaction of the following conditions precedent:

(a)	the Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(viii)	counterparts of this Agreement, duly executed by the Borrower, the MLP, each Guarantor, the Issuing Bank, the Administrative Agent and all the Lenders;

(ix)	such other documents, instruments, certifications, undertakings, further assurances and other matters as the Administrative Agent shall reasonably request; and

(b)
all fees and expenses payable to the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

4.
Consent of the Guarantors. Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein, including without limitation the amendment to the Subsidiary Guaranty, and hereby confirms and ratifies in all respects the Subsidiary Guaranty to which such Guarantor is a party (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments contemplated hereby) and the enforceability of such Subsidiary Guaranty against such Guarantor in accordance with its terms.

5.
Representations and Warranties. In order to induce the Issuing Bank, the Administrative Agent and the Lenders to enter into this Agreement, the Loan Parties represent and warrant to the Issuing Bank, the Administrative Agent and the Lenders as follows:

(a)
The representations and warranties made by each Loan Party in Article III of the Credit Agreement and in each of the other Loan Documents to which such Loan Party is a party are true and correct on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)
Since the date of the most recent financial reports of the Borrower and the MLP delivered pursuant to Section 5.01 of the Credit Agreement, no act, event, condition or circumstance has occurred or arisen which, singly or in the aggregate with one or more other acts, events, occurrences or conditions (whenever occurring or arising), has had or could reasonably be expected to have a Material Adverse Effect;

(c)
The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Effective Date, and each of such Persons has become and remains a party to a Subsidiary Guaranty as a Guarantor;

(d)
This Agreement has been duly authorized, executed and delivered by the Loan Parties and constitute a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(e)	No Default or Event of Default has occurred and is continuing.

6.
Entire Agreement. This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.02 of the Credit Agreement.

7.
Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and shall be further subject to the provisions of Section 10.09 of the Credit Agreement.

10.
Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.	References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the MLP, each Guarantor, the Issuing Bank, the Administrative Agent and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.04 of the Credit Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

NUSTAR LOGISTICS, L.P.

By:    NuStar GP, Inc., its General Partner

By:     /s/ Thomas R. Shoaf
Name:    Thomas R. Shoaf
Title:    Executive Vice President and Chief
Financial Officer

NUSTAR ENERGY L.P.

By: Riverwalk Logistics, L.P., its General Partner

By: NuStar GP, LLC, its General Partner

By:     /s/ Thomas R. Shoaf
Name:    Thomas R. Shoaf
Title:    Executive Vice President and Chief
Financial Officer

GUARANTORS:

NUSTAR PIPELINE OPERATING
PARTNERSHIP L.P.

By: NuStar Pipeline Company, LLC, its General
Partner

By:    /s/ Thomas R. Shoaf
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief
Financial Officer

ADMINISTRATIVE AGENT:

THE BANK OF NOVA SCOTIA,
as Issuing Bank, Administrative Agent and a Lender

By:    /s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

Exhibit A

SCHEDULE 3.12

Subsidiaries

Subsidiary	Jurisdiction of Formation	Restricted/Unrestricted/Material	Ownership Percentage
Bicen Development Corporation N.V.	Sint Eustatius	Restricted	100%
Cooperatie NuStar Holdings U.A.	Netherlands	Restricted	100%
Diamond K Limited	Bermuda	Restricted	100%
LegacyStar, Inc.	Delaware	Restricted	100%
LegacyStarInvestment, LLC	Delaware	Restricted	100%
LegacyStar, LLC	Delaware	Restricted	100%
Kaneb Management, LLC	Delaware	Restricted	100%
Kaneb Management Company LLC	Delaware	Restricted	100%
NuStar Pipeline Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Holding Company, LLC	Delaware	Restricted	100%
NuStar Pipeline Operating Partnership L.P.	Delaware	Restricted - Material	100%
NuStar Pipeline Partners L.P.	Delaware	Restricted	100%
LegacyStarServices, LLC	Delaware	Restricted	100%
NS Security Services, LLC	Delaware	Restricted	100%
NuStar Asphalt Chickasaw, LLC	Texas	Restricted	100%
NuStar Asphalt Holdings, Inc.	Delaware	Restricted	100%
NuStar Asphalt Holdings, LLC	Delaware	Restricted	100%
NuStar Refining, LLC	Delaware	Restricted	100%
NuStar Terminals B.V.	Netherlands	Restricted	100%
NuStar Eastham Limited	England	Restricted	100%

Subsidiary	Jurisdiction of Formation	Restricted/Unrestricted/Material	Ownership Percentage
NuStar Terminals Limited	England	Restricted	100%
NuStar Energy Services, Inc.	Delaware	Restricted	100%
NuStar Burgos, LLC	Delaware	Restricted	100%
NuStar GP, Inc.	Delaware	Restricted	100%
NuStar Holdings B.V.	Netherlands	Restricted	100%
NuStar Internacioncal, S. deR.L. de C.V.	Mexico	Restricted	100%
NuStar Logistics, L.P.	Delaware	Restricted - Material	100%
NuStar Supply & Trading LLC	Delaware	Restricted	100%
Petroburgos, S. de R.L. de C.V.	Mexico	Restricted	100%
Point Tupper Marine Services Co.	Nova Scotia	Restricted	100%
NuStar Grangemouth Limited	England	Restricted	100%
Saba Company N.V.	Sint Eustatius	Restricted	100%
Seven Seas Steamship Company (Sint Eustatius) N.V.	Sint Eustatius	Restricted	100%
Shore Terminals LLC	Delaware	Restricted	100%
NuStar Texas Holding, Inc.	Delaware	Restricted	100%
NuStar Terminals Texas, Inc.	Delaware	Restricted	100%
NuStar Terminals Partners TX L.P.	Delaware	Restricted	100%
NuStar Technology, Inc.	Delaware	Restricted	100%
NuStar Terminals Antilles N.V.	Curacao	Restricted	100%
NuStar Terminals Canada Co.	Nova Scotia	Restricted	100%
NuStar Terminals Canada Holdings Co	Nova Scotia	Restricted	100%
NuStar Terminals Canada Partnership	Nova Scotia	Restricted	100%

Subsidiary	Jurisdiction of Formation	Restricted/Unrestricted/Material	Ownership Percentage
NuStar Terminals Corporation N.V.	Curacao / Netherlands	Restricted	100%
NuStar Terminals Delaware, Inc.	Delaware	Restricted	100%
NuStar Caribe Terminals, Inc.	Delaware	Restricted	100%
NuStar Terminals International N.V.	Curacao	Restricted	100%
NuStar Terminals Marine Services N.V.	Sint Eustatius	Restricted	100%
NuStar Terminals New Jersey, Inc.	Delaware	Restricted	100%
NuStar Terminals N.V.	Sint Eustatius	Restricted - Material	100%
NuStar Terminals Operations Partnership L.P.	Delaware	Restricted	100%
NuStar Terminals Services, Inc.	Delaware	Restricted	100%
Texas Energy Services LLC	Delaware	Restricted	100%

SCHEDULE 6.01
Existing Indebtedness

None.

SCHEDULE 6.08
Existing Restrictions

Restrictions and conditions set forth in (i) the Note Indentures, (ii) the Revolving Credit Agreement, and (iii) the Letter of Credit Agreement, dated as of June 5, 2012, among the Borrower, the MLP, the Lenders party thereto and Mizuho Corporate Bank, Ltd., as Issuing Bank and Administrative Agent, as amended.